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                                                                  EXHIBIT 3.4



                       CERTIFICATE FOR RENEWAL AND REVIVAL
                         OF CERTIFICATE OF INCORPORATION

         Vanguard Enterprises, Inc., a corporation organized under the laws of Delaware, the certificate of Incorporation of which was filed in the office of the Secretary of State on the 5th day of September, 1995 and thereafter voided for non-payment of taxes, now desiring to procure; a revival of its Certificate of Incorporation, hereby certifies as follows:

         1. The name of the corporation is Vanguard Enterprises, Inc.

         2. Its registered office in the State of Delaware is located at Corporation Service Company, 1013 Center Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is Corporation Service Company.

         3. The date when revival of the Certificate of Incorporation of this corporation is to commence is the 28th day of February, 1997, same being prior to the date the Certificate of Incorporation became void.
Revival of the Certificate of Incorporation is to be perpetual.

         4. The corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 1st day of March, 1997, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation with the laws of Delaware.

IN WITNESS WHEREOF, said Vanguard Enterprises, Inc. in compliance with Section 312 of Title 8 of the Delaware Code has caused this Certificate to be signed by LYNN DIXON its last and acting PRESIDENT, this 3RD day of SEPTEMBER, 1997.



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                                       By President
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